State of Delaware
Secretary of State
Division of Corporations
Delivered 06:41 PM 08/29/2007
FILED 06:41 PM 08/29/2007
SRV 070971111 - 2201568 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HORIZON HEALTH CORPORATION

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Horizon Health Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Horizon Health Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on July 7, 1989 as Horizon Health Group, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the sole stockholder therefor, which resolution setting forth the proposed amendment and restatement was adopted and ratified by the sole stockholder as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Horizon Health Corporation (the "Corporation").

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

The Corporation shall have authority, acting by its Board of Directors, to issue one thousand (1,000) shares of common stock, all of such shares having a par value of $0.01 per share, and such shares being entitled to one (1) vote per share on any matter on which stockholders of the Corporation are entitled to vote.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors constituting the Board of Directors shall be one or more as established from time to time in the manner provided in the Bylaws of the Corporation. Each director shall hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal.

ARTICLE VI

Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VII

To the full extent permitted by Delaware law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for an act or omission in such director's capacity as a director of the Corporation. Specifically, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The foregoing elimination of liability to the Corporation or its stockholders for monetary damages is not exclusive of any other rights or limitations of liability or indemnity to which a director may be entitled under any other provision of the Certificate of Incorporation or Bylaws of the Corporation, contract or agreement, vote of stockholders and/or disinterested directors, or otherwise.

ARTICLE VIII

The Corporation shall indemnify any person who was, is or is threatened to be made a part to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director, or officer of the Corporation or (ii) while a director of officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law, as the same exists or may hereafter be amended. Such right

shall be a contract right and as such shall run to the benefit of any director who is elected and accepts the position of director of the Corporation or elects to continue to serve as a director of the Corporation while this Article VIII is in effect. Any repeal or amendment of this Article VIII shall be prospective only and shall not limit the rights of any such director or the obligations of the Corporation with respect to any claim arising from or related to the services of such director in any of the foregoing capacities prior to any such repeal or amendment to this Article VIII. Such right shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the General Corporation Law, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provision, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

ARTICLE IX

The Corporation is to have perpetual existence.

ARTICLE X

From time to time any of the provisions of the certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted int the manner and at the time prescribed by said laws and all rights at any time conferred up the stockholders of the

Corporation by this certificate of incorporation are granted subject to the provisions of this Article XI.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 28th day of August, 2007.

HORIZON HEALTH CORPORATION

By: ______________________
Christopher L. Howard
Vice President and Secretary